EXHIBIT A
Petroleum Engineer Report Guidelines
[Attached]
Exhibit 99.25

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(f) HEREOF. THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(f) HEREOF.

SONTERRA RESOURCES, INC.

Warrant To Purchase Common Stock

Warrant No.: CW-001	Number of Shares: 4,958,678
Date of Issuance: February 14, 2008

Sonterra Resources, Inc. (f/k/a River Capital Group, Inc.), a Delaware corporation (the “Company”), hereby certifies that, for Ten United States Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Longview Fund, L.P., a California limited partnership, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or times on or after the date hereof, but not after 11:59 P.M. New York Time on the Expiration Date (as defined herein) Four Million Nine Hundred Fifty-Eight Thousand Six Hundred Seventy-Eight (4,958,678) fully paid nonassessable shares of Common Stock (as defined in Section 1(b)) of the Company (the “Warrant Shares”) at the Warrant Exercise Price (as defined in Section 1(b)).

Securities Exchange Agreement. This Warrant was issued pursuant to Section 1 of that certain Securities Exchange and Additional Note Purchase Agreement, dated as of August 3, 2007, between the Company and The Longview Fund, L.P., a California limited partnership (as amended by the February 2008 Amendment Agreement, dated as of February 14, 2008, and as may be further amended, modified, restated or supplemented from time to time, the “Securities Exchange Agreement”), or issued in exchange or substitution therefor or replacement thereof. Each capitalized term used, and not otherwise defined, herein shall have the meaning ascribed thereto in the Securities Exchange Agreement.

Definitions. The following words and terms used in this Warrant shall have the following meanings:

“Approved Stock Plan” means any employee benefit plan that has been approved by the Board of Directors and stockholders of the Company after the date of the Securities Exchange Agreement, pursuant to which the Company’s securities may be issued to consultants, employees, officers and directors for services provided to the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Common Stock” means (A) the Company’s Common Stock, par value $.001 per share, and (B) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

“dollar” or “$” means U.S. dollars.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Issuances” means (I) shares of Common Stock issued or deemed to be issued by the Company pursuant to, and in accordance with the terms of, an Approved Stock Plan, provided that the Company does not (A) amend any Option to reduce its exercise price, (B) cancel any Option and re-grant an Option with a lower exercise price than the original exercise price of the cancelled Option, or (C) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option, except pursuant to a proportional adjustment to the exercise price and number of shares issuable thereunder in accordance with such Approved Stock Plan to reflect a stock split dividend or stock combination with respect to the Common Stock; (II) shares of Common Stock issued or deemed to be issued by the Company upon the exercise of any Initial Officer Option, provided that the terms of such Initial Officer Option or security are not amended or otherwise modified on or after the Exchange Closing Date, and provided that the exercise price thereof is not reduced, adjusted or otherwise modified and the number of shares of Common Stock issuable thereunder is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise) on or after the Exchange Closing Date, except pursuant to a proportional adjustment to the exercise price and number of shares issuable thereunder in accordance with the 2007 Option Plan to reflect a stock split dividend or stock combination with respect to the Common Stock; (III) shares of Common Stock issued or deemed to be issued by the Company upon exercise of this Warrant or (IV) shares of Common Stock issued to C.K. Cooper & Company (“CKC”) as compensation for services pursuant to the engagement letter dated July 25, 2007 between the Company and CKC.

“Expiration Date” means the date that is five (5) years after the Warrant Date (as defined in Section 12) or, if such date does not fall on a Business Day, then the next Business Day.

“Options” means any rights, warrants or options to subscribe for or purchase any Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade, or actually trades, on the Principal Market for less than 4.5 hours.

“Warrant” means this Warrant and all warrants issued in exchange, transfer or replacement thereof pursuant to the terms of this Warrant.

“Warrant Exercise Price” shall be equal to, with respect to any Warrant Share, $0.30210709, subject to adjustment as hereinafter provided.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m. New York City time (or such other time as its Principal Market publicly announces is the official open of trading) and ending at 4:00 p.m. New York City time (or such other time as its Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (or any successor thereto) (“Bloomberg”) through its “Volume at Price” functions, or if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York City time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m. New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(a). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

Exercise of Warrant.

Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder hereof then registered on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on the date hereof and prior to 11:59 P.M. New York City time on the Expiration Date by (i) delivery of a written notice, in the form of the exercise notice attached as Exhibit A hereto (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased and, if such exercise is conditioned upon consummation of any transaction (“Exercise Trigger Transaction”), such condition to exercise, (ii) (A) payment to the Company of an amount equal to the product of the Warrant Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (such product, the “Aggregate Exercise Price”) by wire transfer of immediately available funds (or by check if the Company has not provided the Holder with wire transfer instructions for such payment), or (B) notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 2(e)), and (iii) if required by Section 2(f) unless the Holder has previously delivered this Warrant to the Company and it or a new replacement Warrant has not yet been delivered to the Holder, the surrender to a common carrier for overnight delivery to the Company as soon as practicable following such date, of this Warrant (or an indemnification undertaking, in customary form, with respect to this Warrant in the case of its loss, theft or destruction pursuant to Section 10); provided, that if such Warrant Shares are to be issued in any name other than that of the Holder, such issuance shall be deemed a transfer and the provisions of Section 7 shall be applicable. In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), on the second (2nd) Business Day (the “Warrant Share Delivery Date”) following the date of its receipt of the Exercise Notice, the Aggregate Exercise Price (or notice of Cashless Exercise) and if required by Section 2(f) (unless the Holder has previously delivered this Warrant to the Company and a new or replacement Warrant has not yet been delivered to the Holder), this Warrant (or an indemnification undertaking, in customary form, with respect to this Warrant in the case of its loss, theft or destruction pursuant to Section 10) (the “Exercise Delivery Documents”) (or, if the exercise of this Warrant is conditioned upon the consummation of an Exercise Trigger Transaction, on the later of such second (2nd) Business Day and the date of consummation of such Exercise Trigger Transaction), (A) if the transfer agent for the Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Holder is eligible to receive shares through DTC, the Company shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if not, the Company shall issue and deliver to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. Upon the latest of (x) the date of delivery of the Exercise Notice, (y) the date of delivery of the Aggregate Exercise Price referred to in clause (ii)(A) above or notification to the Company of a Cashless Exercise referred to in Section 2(e), and (z) if the exercise of this Warrant is conditioned upon the consummation of an Exercise Trigger Transaction, the date of such consummation, the Holder shall be deemed for all purposes to have become the Holder of record of the Warrant Shares with respect to which this Warrant has been exercised (the date thereof being referred to as the “Deemed Issuance Date”), irrespective of the date of delivery of this Warrant as required by clause (iii) above or the certificates evidencing such Warrant Shares. In the case of a dispute as to the determination of the Warrant Exercise Price, the Weighted Average Price of a security or the arithmetic calculation of the number of Warrant Shares, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days after receipt of the Holder’s Exercise Notice. If the Holder and the Company are unable to agree upon the determination of the Warrant Exercise Price, the Weighted Average Price or arithmetic calculation of the number of Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall immediately submit via facsimile (i) the disputed determination of the Warrant Exercise Price or the Weighted Average Price to an independent, reputable investment banking firm agreed to by the Company and the Holder or (ii) the disputed arithmetic calculation of the number of Warrant Shares to an independent, reputable certified public accounting firm agreed to by the Company and the Holder. The Company shall cause the investment banking firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days after the date it receives the disputed determinations or calculations. Such investment banking firm’s or accountant’s determination or calculation, as the case may be, shall be deemed conclusive absent manifest error.

If this Warrant is submitted for exercise, as may be required by Section 2(f), and unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Warrant (the “Warrant Delivery Date”) and at its own expense, issue a new Warrant identical in all respects to this Warrant except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which such Warrant is exercised (together with, in the case of a Cashless Exercise, the number of Warrant Shares surrendered in lieu of payment of the Exercise Price).

No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number (with 0.5 rounded up).

If the Company shall fail for any reason or for no reason (x) to issue and deliver to the Holder within two (2) Business Days of receipt of the Exercise Delivery Documents a certificate for the number of shares of Common Stock to which the Holder is entitled or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or (y) to issue and deliver to the Holder on the Warrant Delivery Date a new Warrant for the number of shares of Common Stock to which such holder is entitled pursuant to Section 2(b) hereof, if any, then the Company shall, in addition to any other remedies under this Warrant or the Securities Exchange Agreement or otherwise available to such holder, including any indemnification under Section 8 of the Securities Exchange Agreement, pay as additional damages in cash to such holder on each day after such second (2nd) Business Day that such shares of Common Stock are not issued and delivered to the Holder, in the case of clause (x) above, or such third (3rd) Business Day that such Warrant is not delivered, in the case of clause (y) above, an amount equal to the sum of (i) 0.5% of the product of (A) the number of shares of Common Stock not issued to the Holder on or prior to the Warrant Share Delivery Date and (B) the Weighted Average Price of the Common Stock on the Warrant Share Delivery Date, in the case of the failure to deliver Common Stock, and (ii) if the Company has failed to deliver a Warrant to the Holder on or prior to the Warrant Delivery Date, 0.5% of the product of (x) the number of shares of Common Stock issuable upon exercise of the Warrant as of the Warrant Delivery Date, and (y) the Weighted Average Price of the Common Stock on the Warrant Delivery Date; provided that in no event shall cash damages accrue pursuant to this Section 2(d) during the period, if any, in which any Warrant Shares are the subject of a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(a). Alternatively, at the election of the Holder made in the Holder’s sole discretion, the Company shall pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder and under the Securities Exchange Agreement (including indemnification pursuant to Section 8 thereof)), 110% of the amount that (A) the Holder’s total purchase price (including brokerage commissions, if any) for shares of Common Stock purchased to make delivery in satisfaction of a sale by such holder of the shares of Common Stock to which the Holder is entitled but has not received upon an exercise, exceeds (B) the net proceeds received by the Holder from the sale of the shares of Common Stock to which the Holder is entitled but has not received upon such exercise.

Notwithstanding anything contained herein to the contrary, at any time after the Warrant Date (as defined in Section 12) that all of the Warrant Shares issuable hereunder are not registered and available for resale pursuant to an effective registration statement under the Securities Act in accordance with the Registration Rights Agreement, for any reason whatsoever, including as a result of a Grace Period (as defined in the Registration Rights Agreement), or as a result of a limitation on the number of Warrant Shares that may be registered pursuant to Rule 415 under the Act, the Holder may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
B
For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised;

B= the Weighted Average Price per share of Common Stock on the Trading Day immediately preceding the date of the delivery of the Exercise Notice; and

C= the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

Book-Entry. Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Shares represented by the Warrant. The Holder and the Company shall maintain records showing the number of Warrant Shares exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Warrant upon each such exercise. In the event of any dispute or discrepancy, such records of the Company establishing the number of Warrant Shares to which the Holder is entitled shall be controlling and determinative in the absence of error. Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the Holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Warrant Shares represented by this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares represented by this Warrant may be less than the number stated on the face hereof.

Covenants as to Common Stock. The Company hereby covenants and agrees as follows:

This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of payment therefor from the Holder (including pursuant to a Cashless Exercise, as applicable), be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least 100% of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant.

The Company shall promptly secure the quotation or listing of the Warrant Shares on the Principal Market (subject to official notice of issuance upon exercise of this Warrant) and each other market or exchange on which the Common Stock is traded or listed and shall maintain, so long as any other shares of Common Stock shall be so traded or listed, such listing of all Warrant Shares from time to time issuable upon the exercise of this Warrant; and the Company shall so list on the Principal Market and each other market or exchange on which the Common Stock is traded or listed and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on the Principal Market and each other market or exchange on which such shares are traded or listed.

The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Warrant Holder Not Deemed a Stockholder. Except as expressly provided herein, the Holder, as holder of this Warrant shall not be entitled to vote or be deemed the holder of stock of the Company for any purpose (other than to the extent that the Holder is deemed to be a beneficial holder of Warrant Shares under applicable securities laws), or otherwise have any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, or receive dividends or subscription rights, prior to the Deemed Issuance Date of the Warrant Shares that such holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities (except to the extent set forth in an Exercise Notice that has been delivered by the Holder to the Company) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices (without duplication if the Holder is also a stockholder of the Company) and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

Representations of Holder. The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof (other than pursuant to a Cashless Exercise) will acquire the Warrant Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered, or exempted from registration, under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The holder of this Warrant further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Each delivery of an Exercise Notice, other than in connection with a Cashless Exercise, shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Shares set forth in the first two sentences of this Section 6, unless contemporaneously with the delivery of such Exercise Notice, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such Holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws.

Ownership and Transfer.

The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

This Warrant and the rights granted hereunder shall be assignable by the Holder hereof in accordance with the Securities Exchange Agreement.

The Company is obligated to register the Warrant Shares for resale under the Securities Act pursuant to the Registration Rights Agreement and the initial holder of this Warrant (and certain assignees thereof) is entitled to the registration rights in respect of the Warrant Shares as set forth in the Registration Rights Agreement.

Adjustment of Warrant Exercise Price and Number of Warrant Shares. The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

Adjustment of Warrant Exercise Price and Number of Shares upon Issuance of Common Stock. If and whenever on or after the Warrant Date (as defined in Section 12), the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding Exempted Issuances), for a consideration per share less than a price (the “Applicable Price”) equal to the Warrant Exercise Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale the Warrant Exercise Price then in effect shall be reduced to an amount equal to such consideration per share. Upon each such adjustment of the Warrant Exercise Price pursuant to the immediately preceding sentence, the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Warrant Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment.

Effect on Warrant Exercise Price of Certain Events. For all purposes of this Section 8, including for purposes of determining the adjusted Warrant Exercise Price under Section 8(a) above and for purposes of determining whether the Company has issued or sold, or shall be deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a price equal to the Applicable Price), the following shall be applicable:

Issuance of Options. If the Company in any manner grants or sells any Options (other than pursuant to an Approved Stock Plan) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of any such Option or upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exchange or exercise of such Convertible Security. No further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Warrant Exercise Price had been or are to be made pursuant to other provisions of this Section 8(b), no further adjustment of the Warrant Exercise Price shall be made by reason of such issue or sale.

Change in Option Price or Rate of Conversion. If the purchase, exchange or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Warrant Exercise Price in effect at the time of such change shall be adjusted to the Warrant Exercise Price that would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase, exchange or exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold, and the number of shares of Common Stock acquirable hereunder shall be correspondingly readjusted. For purposes of this Section 8(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Warrant Exercise Price then in effect.

Calculation of Consideration Received. In case any Options are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction or series of related transactions, (A) the Options will be deemed to have been issued for a consideration equal to the greatest of (I) $0.01, (II) the specific aggregate consideration, if any, allocated to such Options, and (III) the Black-Scholes Value (as defined below) of such Options (the greatest of (I), (II) and (III), the “Option Consideration”) and, for purposes of applying the provisions of this Section 8, the Option Consideration shall be allocated pro rata among all the shares of Common Stock issuable upon exercise of such Options to determine the consideration per each such share of Common Stock and (B) the other securities will be deemed to have been issued for an aggregate consideration equal to the aggregate consideration received by the Company for the Options and other securities (determined as provided below with respect to each share of Common Stock represented thereby), less the Option Consideration. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error, and the fees and expenses of such appraiser shall be borne by the Company.

Record Date. If the Company takes a record of the Holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

Black-Scholes Value. The “Black-Scholes Value” of any Options shall mean the sum of the amounts resulting from applying the Black-Scholes pricing model to each such Option, which calculation is made with the following inputs: (i) the “option striking price” being equal to the lowest exercise price possible under the terms of such Option on the date of the issuance of such Option (the “Valuation Date”), (ii) the “interest rate” being equal to the Federal Reserve US H.15 T Note Treasury Constant Maturity 1 Year rate on the Valuation Date (as reported by Bloomberg through its "ALLX H15T" function (accessed by typing "ALLX H15T" [GO] on a Bloomberg terminal, and inserting the date of the Valuation Date and then looking at the row entitled "Treas Const Mat 1 Year" under the column entitled “Previous Value”)), or if such rate is not available then such other similar rate mutually agreed to by the Company and the Holder, (iii) the “time until option expiration” being the time from the Valuation Date until the expiration date of such Option, (iv) the “current stock price” being equal to the Weighted Average Price of the Common Stock on the Valuation Date, (v) the “volatility” being the 100-day historical volatility of the Common Stock as of the Valuation Date (as reported by the Bloomberg “HVT” screen), and (vi) the “dividend rate” being equal to zero. Within three (3) Business Days after the Valuation Date, each of the Company and the Holder shall deliver to the other a written calculation of its determination of the Black-Scholes Value of the Options. If the Holder and the Company are unable to agree upon the calculation of the Black-Scholes Value of the Options within five (5) Business Days of the Valuation Date, then the Company shall submit via facsimile the disputed calculation to an independent, reputable investment banking firm (jointly selected by the Company and the Holder) within seven (7) Business Days of the Valuation Date. The Company shall cause such investment banking firm to perform the calculations and notify the Company and the Holder of the results no later than ten (10) Business Days after the Valuation Date. Such investment banking firm’s calculation of the Black-Scholes Value of the Options shall be deemed conclusive absent manifest error. The Company shall bear the fees and expenses of such investment banking firm for providing such calculation.

Adjustment of Warrant Exercise Price upon Subdivision or Combination of Common Stock. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Warrant Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Section 8(d) shall become effective at the close of business on the date the subdivision or combination becomes effective or, if earlier, the record date with respect to the subdivision or combination.

Dividends; Distributions of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any dividend or other distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to receive such Distribution, and the Company shall make such Distribution to the Holder, exactly as if the Holder had exercised this Warrant in full (and, as a result, had held all of the shares of Common Stock that the Holder would have received upon such exercise) immediately prior to the record date for such Distribution, or if there is no record therefor, immediately prior to the effective date of such Distribution (but without the Holder’s actually having to so exercise this Warrant).

Certain Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Warrant Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Holder; provided that no such adjustment will increase the Warrant Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 8.

Notices.

As soon as reasonably practicable, but in no event later than two (2) Business Days, upon any adjustment of the Warrant Exercise Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment; provided, however, that neither the timing of giving any such notice nor any failure by the Company to give such a notice shall effect any such adjustment or the effective date thereof.

The Company will give written notice to the Holder at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change (as defined below), dissolution or liquidation.

The Company will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale.

In addition to any adjustments pursuant to Section 8 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance satisfactory to the Holder) to deliver to the Holder, in exchange for this Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder (including, an adjusted Warrant Exercise Price equal to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of this Warrant, if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such consolidation, merger or sale). Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Holder) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such this Warrant, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable upon the exercise of this Warrant as of the date of such Organic Change.

Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking in customary form (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Sonterra Resources, Inc.
300 East Sonterra Boulevard, Suite 1220
San Antonio, Texas
Facsimile: 210-545-3317
Attention: Michael J. Pawelek

With a copy to:

Thompson & Knight
333 Clay Street, Suite 3300
Houston, Texas 77002
Facsimile: 832-397-8110
Attention: Dallas Parker, Esq.

If to the initial Holder, to it at the address and facsimile number set forth in the Securities Exchange Agreement, with copies to the Holder’s representatives as set forth in the Securities Exchange Agreement or, in the case of any other Holder or any other Person named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice to the other party at least five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Date. The date of this Warrant is February 14, 2008 (the “Warrant Date”). This Warrant, in all events, shall be wholly void and of no effect after 11:59 P.M., New York City time, on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Rules of Construction. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) each accounting term not otherwise defined in this Warrant or the Securities Exchange Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

Signatures. In the event that any signature to this Warrant or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Company shall be obligated to deliver to the Holder an originally executed Warrant. At the request of any party, each other party shall promptly re-execute an original form of this Warrant or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of February 14, 2008.

SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.)

By: /s/ Howard Taylor
Name: Howard Taylor
Title: Chief Executive Officer

EXHIBIT A TO WARRANT

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

SONTERRA RESOURCES, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.), a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Warrant Exercise Price. The holder intends that payment of the Warrant Exercise Price shall be made as:

____________        a “Cash Exercise” with respect to ___________________ Warrant Shares; and/or

____________        a “Cashless Exercise” with respect to ______________ Warrant Shares.

2. Payment of Warrant Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Exercise Trigger Transaction. This exercise of the Warrant is conditioned upon the consummation of the following Exercise Trigger Transaction: __________________________1  No such condition applies if left blank

4. Delivery of Warrant Shares. The Company shall deliver __________ Warrant Shares in accordance with the terms of the Warrant in the following name and to the following address:

Issue to:

Facsimile Number: _______________________________________________________________

DTC Participant Number and Name (if electronic book entry transfer): ________________________

Account Number (if electronic book entry transfer): _____________________________________

Date: _______________ __, ______

Name of Registered Holder of this Warrant
____________________________

________
1 No such condition applies if left blank

By: __________________________
Name:
Title:
ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ________________, 200_ from the Company and acknowledged and agreed to by [TRANSFER AGENT].

SONTERRA RESOURCES, INC.

By: ________________________
Name: ______________________
Title: _______________________

EXHIBIT B TO WARRANT

FORM OF WARRANT POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ________________, Federal Identification No. __________, a warrant to purchase ____________ shares of the capital stock of Sonterra Resources, Inc. (f/k/a River Capital Group, Inc.), a Delaware corporation, represented by warrant certificate no. _____, standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint ______________, attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated: _________, 200_

_________________________________ Name: ____________________________ Title: _____________________________